Exhibit 99.1

 FOR IMMEDIATE RELEASE

May 2, 2016

Media Contact:
Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyadvisors.com
Phone: 800-966-4354

Hennessy Advisors, Inc. to Acquire The Westport Funds

Novato, CA – May 2, 2016 - Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has signed a definitive agreement with Westport Advisers, LLC to purchase the assets related to the management of The Westport Funds, which are the Westport Fund and the Westport Select Cap Fund.  The Westport Funds currently have assets of approximately $640 million, which would bring total assets managed by Hennessy Advisors, Inc. to over $7 billion after the acquisition.  The transaction is expected to be completed in the third quarter of 2016.

Upon completion of the transaction, the assets related to the Westport Fund and the Westport Select Cap Fund will merge into the Hennessy Cornerstone Mid Cap 30 Fund, with shareholders of the Westport Funds becoming shareholders of the Hennessy Cornerstone Mid Cap 30 Fund.  Hennessy Advisors, Inc. is the investment manager of the Hennessy Cornerstone Mid Cap 30 Fund.  The transaction is subject to regulatory review and the approval of the Hennessy Funds’ Board of Trustees, The Westport Funds’ Board of Trustees and the Westport Funds’ shareholders.

“Hennessy Advisors is committed to the mutual fund business and has a solid reputation in the asset management industry,” said Andrew J. Knuth, Co-Founder of Westport Advisers, LLC and Chairman of Westport Asset Management.  “We believe our shareholders will receive excellent portfolio management and service under the leadership of Neil Hennessy and the team at Hennessy Advisors,” noted Edmund H. Nicklin, Co-Founder of Westport Advisers, LLC.

 “We look forward to welcoming the Westport shareholders into the Hennessy family, and we are committed to a smooth transition.  At Hennessy, our shareholders come first. We strive to deliver strong investment management and performance, quality customer service and a high standard of business ethics to our shareholders, and we are very proud of our track record in each of these areas,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc.

About Hennessy Advisors, Inc.
 Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds.  Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts.  Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements.  Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of The Westport Funds into the Hennessy Funds.  As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of The Westport Funds.  In soliciting shareholder approval of the transactions, Hennessy Funds Trust and The Westport Funds and their respective trustees, Hennessy Advisors, Inc. and Westport Advisers, LLC, may be deemed to be participants in the solicitation.  Information about the trustees of Hennessy Funds Trust may be found in the 2015 Annual Reports of the Hennessy Funds filed with the SEC on January 8, 2016, and Statement of Additional Information filed with the SEC on February 29, 2016.  Information about the trustees of The Westport Funds may be found in their 2015 Annual Report filed with the SEC on March 2, 2016, and Statement of Additional Information filed with the SEC on April 29, 2016.  Shareholders of The Westport Funds should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation.  The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.

2